Exhibit 4.4

FORM OF

UNDERWRITER’S WARRANT AGREEMENT

Underwriter’s Warrant Agreement (the “Agreement”), dated as of ____ , 2008, between Opexa Therapeutics, Inc. (the “Company”) and ______________ (the “Holder”).

WITNESSETH:

WHEREAS, the Company and MDB Capital Group LLC and certain other persons (collectively, the “Underwriters”) have entered into an underwriting agreement dated ____ __, 2008 (the “Underwriting Agreement”) whereby the Company has agreed to issue and sell to Underwriters an aggregate of [4,500,000] shares of common stock of the Company (the “Firm Shares” or in the singular a “Firm Share”) and an aggregate of [4,500,000] Series E warrants (The “Firm Warrants” or in the singular a “Firm Warrant”);

WHEREAS, the underwriters have agreed to make a public offering of the Firm Shares and the Firm Warrants, as those terms are described within the Underwriting Agreement (the “Offering”);

WHEREAS, pursuant to Section ___ of the Underwriting Agreement the Company is obligated to issue to the Underwriters as of the date hereof a warrant for the purchase of up to [450,000] shares of Common Stock (the “Warrants”) equal to ten percent (10%) of the Firm Shares sold in the Offering at a price per share of $______;

WHEREAS, pursuant to Section ___ of the Underwriting Agreement, the Company is also obligated to issue to the Underwriters as of the date hereof warrants (the “Warrants”) to acquire an aggregate of [450,000] warrants identical to the Firm Warrants sold in the Offering; and

WHEREAS, the Warrants may only be issued to the Underwriters and/or member firms of FINRA that may participate in the Offering and the bona fide officers and partners thereof as permitted by Rule 2710(c)(7)(A) and (B) (the “Rule”) of the FINRA Conduct Rules including the Holder.

NOW, THEREFORE, in consideration of the premises contained herein, the payment to the Company of $50, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Grant and Period.

1.1           Recitals.  The above recitals are true and correct. The Offering has been registered under a registration statement on Form SB-2 (File No. 333-147167) which was declared effective by the Securities and Exchange Commission (the “Commission”) on __________ ___, 200__ (the “Effective Date”).

1.2           Grant.  The Holder is hereby granted the right to purchase from the Company, at any time during the period commencing on __________ ___, 2008 and expiring on __________ ___, 2012 (the “Expiration Time”), up to [450,000] shares of Common Stock of the Company at an initial exercise price (subject to adjustment as provided in Section 5 hereof) of $________ per share [120% of the price per share of the Firm Shares] (the “Exercise Price” or “Purchase Price”), subject to the terms and conditions of this Agreement.

2.           Exercise of Warrant.

2.1           Full Exercise.  Except as provided in Section 2.3 below, the Holder shall effect an exercise of the Warrants by surrendering to the Company this Agreement together with a Subscription in the form of Exhibit A attached thereto, duly executed by such Holder, at any time prior to the Expiration Time, at the Company’s principal office, accompanied by payment in cash or by certified or official bank check payable to the order of the Company in the amount of the aggregate purchase price (the “Aggregate Price”), subject to any adjustments provided for in this Agreement. The Aggregate Price shall be the amount that is the result of the Exercise Price multiplied by the number of shares of Common Stock that are the subject of each Holder’s Warrant (as adjusted as hereinafter provided).

2.2           Partial Exercise.  The Warrants may also be exercised from time to time in part by surrendering this Agreement in the manner specified in Sections 2.1 or 2.3 hereof, except that the Purchase Price payable shall be the amount that is the result of the number of shares of Common Stock being purchased hereunder multiplied by the Exercise Price, subject to any adjustments provided for in this Agreement. Upon any such partial exercise, the Company, at its expense, will forthwith issue to the Holder a new Agreement of like tenor calling in the aggregate for the number of securities (as constituted as of the date hereof) for which this Agreement shall not have been exercised, issued in the name of the Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct.

2.3           Cashless Exercise.  The Holder may effect an exercise of the Warrants and pay the Exercise Price through a cashless exercise (a “Cashless Exercise”), as hereinafter provided, in its sole discretion. The Holder may effect a Cashless Exercise of the Warrants by surrendering to the Company this Agreement, together with a Subscription in the form of Exhibit B attached hereto, duly executed by such Holder, at any time prior to the Expiration Time, at the Company’s principal office, upon which the Company shall issue to the Holder the number of shares of Common Stock determined as follows:

	X	=	Y x (A-B)/A

where	X	=	the number of shares of Common Stock to be issued to the Holder;

	Y	=	the number of shares of Common Stock with respect to which this Warrant is being exercised;

	A	=	the Market Price as of the Date of Exercise; and

	B	=	the Exercise Price.

“Market Price” of a share of Common Stock on any date shall mean, (i) if the shares of Common Stock are traded on the Nasdaq Global Market, Nasdaq Global Select Market or the Nasdaq Capital Market, the last bid price reported on that date; (ii) if the shares of Common Stock are no longer quoted on a Nasdaq market and are listed on any other national securities exchange, the last sale price of the Common Stock reported by such exchange on that date; (iii) if the shares of Common Stock are not quoted on any such market or listed on any such exchange and the shares of Common Stock are traded in the over-the-counter market, the last price reported on such day by the OTC Bulletin Board; (iv) if the shares of Common Stock are not quoted on a any such market, listed on any such exchange or quoted on the OTC Bulletin Board, then the last price quoted on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); or (v) if none of clauses (i)-(iv) are applicable, then as determined, in good faith, by the Board of Directors of the Company and the Holders. “Date of Exercise” means the date on which the Holder shall have delivered to the Company (i) this Warrant, (ii) the applicable Form of Subscription attached thereto, appropriately completed and duly signed, and (iii) if applicable, payment of the Exercise Price.

2.4           Restrictions on Exercise.  If for any reason a registration statement for the issuance of the shares is not effective at the time of exercise, Holder will make customary representations to Company as may be required to qualify the issuance for exemption from the registration requirements of the Securities Act of 1933.

3.            Issuance of Certificates.  Upon the exercise of the Warrants, the issuance of certificates for shares of Common Stock shall be made promptly (and, in any event within three business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Section 4 and Section 5 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

4.           Restriction on Transfer of Warrants.  The Holder of a Warrant, by acceptance thereof, covenants and agrees that the Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities underlying the Warrants, in whole or in part, for a period of one year from the effectiveness of the Offering, except (a) to a NASD member firm that participated in the Offering and the bona fide officers or partners thereof, (b) by operation of law, or (c) by reason of reorganization of the Company.

5.           Adjustments to Exercise Price and Number of Securities.

5.1           Stock Dividends and Splits.  If the Company, (i) pays a stock dividend on its Common Stock, (ii) subdivides outstanding shares of Common Stock into a greater number of shares, or (iii) combines outstanding shares of Common Stock into a lesser number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

5.2           Extraordinary Transactions.  If, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer by the Company is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, an “Extraordinary Transaction”), then each Holder’s Warrants will become the right thereafter to receive, upon exercise of his or her Warrants, the same amount and kind of securities, cash or property as such Holder would have been entitled to receive upon the occurrence of such Extraordinary Transaction if it had been, immediately prior to such Extraordinary Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the relevant Warrant (the “Alternate Consideration”) in lieu of Common Stock. The aggregate Exercise Price for each Warrant will not be affected by any such Extraordinary Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Extraordinary Transaction, then each Holder, to the extent practicable, shall be given the same choice as to the Alternate Consideration it receives upon any exercise of his or her Warrant following such Extraordinary Transaction. In addition, at the request of each Holder, upon surrender of such Holder’s Warrant, any successor to the Company or surviving entity in such Extraordinary Transaction shall issue to such Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Each Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Extraordinary Transaction.

5.3           Adjustment in Number of Securities.  Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 5, the number of securities issuable upon the exercise of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of securities issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

5.4           No Adjustment of Exercise Price in Certain Cases.  No adjustment of the Exercise Price shall be made if the amount of said adjustment shall be less than $.01 per Share; provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least $.01 per Share.

5.5           Notice of Adjustment.  In each case of an adjustment or readjustment of the Exercise Price or the number of any securities issuable upon exercise of the Warrants, the Company at its expense will promptly calculate such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number of shares of Common Stock or type of Alternate Consideration issuable upon exercise of each Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver to each Holder who makes a request in writing, a copy of each such certificate.

6.           Registration Rights.

6.1           Demand Registration.

6.1.1           Grant of Right.  The Company, upon written demand (“Initial Demand Notice”) of the Holder(s) of at least 51% of the Warrants and/or the underlying Common Stock and/or the underlying securities (“Majority Holders”), agrees to register on one occasion, all or any portion of the Warrants requested by the Majority Holders in the Initial Demand Notice and all of the securities underlying such Warrants, including the Common Stock (collectively, the “Registrable Securities”).  On such occasion, the Company will file a registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within thirty days after receipt of the Initial Demand Notice and use its best efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter.  The demand for registration may be made at any time during a period of five years beginning on the Effective Date.  The Company covenants and agrees to give written notice of its receipt of any Initial Demand Notice by any Holder(s) to all other registered Holders of the Warrants and/or the Registrable Securities within ten days from the date of the receipt of any such Initial Demand Notice.

6.1.2           Terms.  The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any one legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions.  The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) the Company to be obligated to qualify to do business in such state, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company.  The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 6.1.1 to remain effective for a period of nine consecutive months from the effective date of such registration statement or post-effective amendment.

6.2           “Piggy-Back” Registration.

6.2.1           Grant of Right.  In addition to the demand right of registration, the Holders of the Warrants shall have the right for a period of seven years commencing on the Effective Date, to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8); provided, however, that if, in the written opinion of the Company’s managing underwriter or underwriters, if any, for such offering, the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling stockholder(s), will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to their then current market value, and (ii) without materially and adversely affecting the entire offering, then the Company will still be required to include the Registrable Securities, but may require the Holders to agree, in writing, to delay the sale of all or any portion of the Registrable Securities for a period of 90 days from the effective date of the offering, provided, further, that if the sale of any Registrable Securities is so delayed, then the number of securities to be sold by all stockholders in such public offering during such 90 day period shall be apportioned pro rata among all such selling stockholders, including all holders of the Registrable Securities, according to the total amount of securities of the Company owned by said selling stockholders, including all holders of the Registrable Securities.

6.2.2           Terms.  The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities but the Holders shall pay any and all underwriting commissions related to the Registrable Securities.  In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen days written notice prior to the proposed date of filing of such registration statement.  Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Warrant is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold.  The holders of the Registrable Securities shall exercise the “piggy back” rights provided for herein by giving written notice, within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement.  The Company shall cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities.

6.3           Damages.  Should the registration or the effectiveness thereof required by Sections 6.1 and 6.2 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, the Company shall, in addition to any other equitable or other relief available to the Holder(s), be liable for any and all incidental, special and consequential damages sustained by the Holder(s), including, but not limited to, the loss of any profits that might have been received by the holder upon the sale of the Warrants or the Common Stock underlying this Warrant.

6.4           General Terms.

6.4.1           Indemnification.  The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 6 of the Underwriting Agreement between the Company, MDB Capital Group LLC and the other underwriters named therein dated the Effective Date.  The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 6 of the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company.

6.4.2           Exercise of Warrant.  Nothing contained in this Warrant shall be construed as requiring the Holder(s) to exercise their Warrant prior to or after the initial filing of any registration statement or the effectiveness thereof.

6.4.3           Documents Delivered to Holders.  The Company shall furnish MDB Capital Group LLC, as representative of the Holders participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities.  The Company shall also deliver promptly to MDB Capital Group LLC, as representative of the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit MDB Capital Group LLC, as representative of the Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA.  Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as MDB Capital Group LLC, as representative of the Holders, shall reasonably request.  The Company shall not be required to disclose any confidential information or other records to MDB Capital Group LLC, as representative of the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

6.4.4           Underwriting Agreement.  The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 6, which managing underwriter shall be reasonably acceptable to the Company.  Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter.  The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders.  Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution.  Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type used by the managing underwriter.  Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 6.  Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

6.4.5           Rule 144 Sale.  Notwithstanding anything contained in this Section 6 to the contrary, the Company shall have no obligation pursuant to Sections 6.1 or 6.2 for the registration of Registrable Securities held by any Holder (i) where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder, and (ii) where the number of Registrable Securities held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144).

6.4.6           Supplemental Prospectus.  Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

7.           Elimination of Fractional Interest.  The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrants, nor shall it be required to issue script or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests may be eliminated, at the Company’s option, by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights, or in lieu thereof paying cash equal to such fractional interest.

8.           Reservation, Validity and Listing.  The Company covenants and agrees that during the exercise period, the Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise under this Warrant Certificate. The Company covenants and agrees that, upon exercise of the Warrants, and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly authorized, validly issued, fully paid, non-assessable and not subject to the preemptive rights of any shareholder. As long as the Warrants shall be outstanding, the Company shall use its commercially reasonable efforts to cause all shares of Common Stock issuable upon the exercise of the Warrants to be listed and quoted (subject to official notice of issuance) on all securities exchanges and systems on which the Common Stock are then listed and/or quoted, including Nasdaq and the American Stock Exchange.

9.           Notices to Warrant Holder.  Nothing contained in this Agreement shall be construed as conferring upon the Holder of the Warrants the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

(a)           the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

(b)           the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

(c)           a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

then, in any one or more of said events, the Company shall give to the extent practicable written notice of such event at least 15 days prior to the date fixed as a record date of the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notices shall specify such record date or the date of closing the transfer books, as the case may be.

10.           Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by (i) facsimile; or (ii) delivered personally or by overnight courier or mailed by registered or certified mail, return receipt requested:

(a)           If to the registered Holder, to the address of such Holder as shown on the books of the Company.

With a copy to:

Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, NY 10022
Attn: Andrew D. Hudders, Esq.
Fax: (212) 754-0330
Tel: (212) 907-7300

(b)           If to the Company, to the address set forth below or to such other address as the Company may designate by notice to the Holders.

Opexa Therapeutics, Inc.
2635 North Crescent Ridge Prime
The Woodlands, Texas 77381
Attn: Chief Financial Officer
Fax: (281) 872-8585

With a copy to:

Vinson & Elkins LLP
1001 Fannin, Suite 2300
Houston, Texas 77002
Attn: Michael C. Blaney
Tel: (713) 758-3487
Fax: (713) 615-5487

11.           Entire Agreement: Modification.  This Agreement (and the Underwriting Agreement to the extent applicable) contains the entire understanding between the parties hereto with respect to the subject matter hereof, and the terms and provisions of this Agreement may only be modified, waived or amended in writing. Any modification, waiver or amendment executed by the Company and a majority of Holders shall be binding on all Holders. Notice of any modification, waiver or amendment shall be promptly provided to any Holder not consenting to such modification, waiver or amendment.

12.           Successors.  All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

13.           Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

14.           Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

15.           Captions.  The caption headings of the sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

16.           Benefits of This Agreement.  Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and any registered Holder(s) of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and any Holder(s) of the Warrant Certificates.

17.           Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

Opexa Therapeutics, Inc.

By:
Name:
Title:

EXHIBIT A

FORM OF SUBSCRIPTION (CASH EXERCISE)

(To be signed only upon exercise of Warrant)

TO:	Opexa Therapeutics, Inc.
2635 North Crescent Rope Prime
The Woodlands, Texas 77381
Fax: (281) 872-8585

The undersigned holder of Warrant Certificate Number ________________ (the “Warrant Certificate”), representing  Warrants (as defined in the Warrant Certificate) of Opexa Therapeutics, Inc. (the “Company”), which Warrant Certificate is being delivered herewith, hereby irrevocably elects to purchase ______________ Shares (as defined in the Warrant Certificate), and herewith makes payment of $ _________________ therefor, all in accordance with the Warrant Certificate and the Warrant Agreement referred to in the Warrant Certificate. Certificates for the Shares shall be issued in the name of ________________ and delivered to the following address:

By:
Name:
Social Security Number or Tax Identification Number:
Date:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate)

Address

Social Security Number or Tax Identification Number

EXHIBIT B

FORM OF SUBSCRIPTION (CASHLESS EXERCISE)

TO:	Opexa Therapeutics, Inc.
2635 North Crescent Rope Prime
The Woodlands, Texas 77381
Fax: (281) 872-8585

The undersigned holder of Warrant Certificate number _________________ (the “Warrant Certificate”), representing ____________________ Warrants (as defined in the Warrant Certificate) of Opexa Therapeutics, Inc. (the “Company”), which Warrant Certificate is being delivered herewith, hereby irrevocably elects to exercise (on a cashless exercise basis in accordance with the formula set forth in Section 2.3 of the Warrant Agreement referred to in the Warrant Certificate (the “Warrant Agreement”)) the Warrant Certificate with respect to __________________ Shares (as defined in the Warrant Certificate), all in accordance with the Warrant Certificate and the Warrant Agreement. Certificates for the Shares shall be issued in the name of _____________________ and delivered to the following address:

By:
Name:
Social Security Number or Tax Identification Number:
Date:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate)

Address

Social Security Number or Tax Identification Number

FORM OF ASSIGNMENT

(To be exercised by the registered holder if such Holder desires to transfer the Warrant Certificate)

FOR VALUE RECEIVED ______________________________________________ hereby sells, assigns and transfers unto:

Print Name of Transferee

Address

City State Zip Code

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ___________________________ Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.

Dated:	Signature:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate)

Social Security Number or Other Identifying Number of Assignee